EXHIBIT 99.1

Altavista, VA January 9, 2008 – The Board of Directors of Pinnacle Bankshares Corporation (OTCBB: PPBN) declared a regular quarterly cash dividend of $0.15 per share on January 8, 2008 payable February 1, 2008 to shareholders of record January 18, 2008. Pinnacle Bankshares is the holding company for The First National Bank of Altavista.

The $0.15 per share rate was consistent with the $0.15 per share dividend paid in this same quarter one year ago and maintains the same rate per share paid in the previous quarter.

“We continue our focus on providing our shareholders with a return on their investment through cash dividend payments,” remarked Rob Gilliam, President and CEO of both the holding company and the bank.

Pinnacle Bankshares expects to release its fourth quarter 2007 earnings by the end of January.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Bedford County at Forest. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. First National Bank opened a new branch in Amherst, Virginia in November 2006.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com